Exhibit 5.1

June 2, 2017

Scorpio Tankers Inc.

9, Boulevard Charles III

Monaco 98000

Re:     Scorpio Tankers Inc.

Ladies and Gentlemen:

We have acted as counsel to Scorpio Tankers Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-4, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 2, 2017, as thereafter amended or supplemented (the “Registration Statement”), with respect to the issuance of up to 55,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Registration Statement relates to the merger of STI Merger Subsidiary Company Limited (“Merger Sub”) with and into Navig8 Product Tankers Inc. (“Navig8”), with Navig8 as the surviving corporation as a wholly-owned subsidiary of the Company (the “Merger”), pursuant to the Agreement and Plan of Merger dated May 23, 2017, by and among the Company, Merger Sub and Navig8 (the “Merger Agreement”), as described in the form of Proxy Statement/Prospectus included in the Registration Statement (the “Proxy/Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Proxy/Prospectus; (iii) the Merger Agreement; and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Proxy/Prospectus to be executed in connection with the Merger have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Merger comply in all respects with the terms, conditions and restrictions set forth in the Proxy/Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and, when issued and paid for in the manner contemplated by the Proxy/Prospectus and in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Proxy/Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP